Exhibit 99.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) dated as of August 8, 2007, (the “Agreement Date”) between Young Broadcasting Inc., a Delaware corporation (“Company”), and Vincent J. Young (“Executive”).

WHEREAS, the Executive is currently employed by the Company as its Chief Executive Officer and is Chairman of the Board of Directors of the Company;

WHEREAS, the Company and the Executive entered into an employment agreement effective as of August 1, 1998;

WHEREAS, the Company desires to obtain the continued services of Executive as its Chief Executive Officer and Chairman of the Board of Directors;

WHEREAS, the Company and the Executive each desires to replace the current employment agreement with a new employment agreement containing the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:

ARTICLE I.
DEFINITIONS

The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms, except where otherwise expressly indicated):

1.1           “Accrued Annual Bonus” means the amount of any Annual Bonus earned but not yet paid with respect to the Year ended prior to the Date of Termination.

1.2           “Accrued Base Salary” means the amount of Executive’s Base Salary which is accrued but not yet paid as of the Date of Termination.

1.3           “Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company.  For the purposes of this definition, the term “control” when used with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.4           “Agreement” — see the recitals to this Agreement.

1.5           “Agreement Date”— means the date that is specified in the recitals to this Agreement.

1.6           “Anniversary Date”— means any annual anniversary of the Agreement Date.

1.7           “Annual Bonus” — see Section 4.2(a).

1.8           “Annual Incentive Plan” — see Section 4.2(a).

1.9           “Annualized Total Compensation” means, as of any date, the sum of Executive’s Base Salary as of such date and Target Annual Bonus (or, where so provided in this Agreement, the Maximum Annual Bonus) applicable to the Year that includes such date.

1.10         “Base Salary” — see Section 4.1.

1.11         “Beneficiary” — see Section 9.3.

1.12         “Board”— means the Board of Directors of the Company.

1.13         “Cause”— means:

(1) prior to a Change of Control, any of the following:

(a)  Executive’s commission of any felony or of a misdemeanor involving fraud, dishonesty or moral turpitude; or

(b)  Executive’s breach of any of the material provisions of this Agreement or of any of the material obligations of Executive to the Company, whether arising under this Agreement or under general principles of common law, provided that Executive has been provided written notice of such breach, which notice shall describe the breach in reasonable detail, and such breach is not cured in the reasonable and good faith judgment of the Board, within fifteen (15) days of the date of the notice.

(2) following a Change of Control, any of the following:

(a)  Executive’s commission of any felony or of a misdemeanor involving fraud, dishonesty or moral turpitude;

(b)  Executive’s willful or intentional material breach of this Agreement; or

(c)  Willful or intentional misconduct by Executive in the performance of his duties under this Agreement.

In all cases, Executive shall have the rights described in Section 7.1(b).

1.14         “Change of Control” means any of the following events:

(a)           Any person (as such term is used in Rule 13d-5 under the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a Subsidiary, any employee benefit plan (or any related trust) of the Company or a Subsidiary, Vincent Young, any member of Vincent Young’s family, or any trust or business principally owned by Vincent Young, any member of his family or any affiliate of Vincent Young or his family, becomes the beneficial owner of 30% or more of the

Common Stock or of securities of the Company that are entitled to vote generally in the election of directors of the Company (“Voting Securities”) representing 30% or more of the combined voting power of all Voting Securities of the Company;

(b)           Individuals who, as of the Agreement Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute 75% of the members of the Board; provided that any individual who becomes a director after the Agreement Date whose election or nomination for election by the Company’s shareholders was approved by 75% of the members of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened “election contest” relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 under the Exchange Act), “tender offer” (as such term is used in Section 14(d) of the Exchange Act) or a proposed Merger (as defined below)) shall be deemed to be members of the Incumbent Board;

(c)           Consummation by the Company of a merger, reorganization, consolidation or similar transaction (any of the foregoing, a “Merger”) as a result of which the Persons who were the respective beneficial owners of the outstanding Common Stock and Voting Securities of the Company immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 60% of, respectively, the common stock and the combined voting power of the Voting Securities of the corporation resulting from such Merger in substantially the same proportions as immediately before such Merger, or

(d)           Approval by the shareholders of the Company of a plan of liquidation or dissolution of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company (any of the foregoing, a “Sale or Disposition”) as a result of which the Persons who were the respective beneficial owners of the outstanding Common Stock and Voting Securities of the Company immediately before such Sale or Disposition are not expected to beneficially own, immediately after such Sale or Disposition, directly or indirectly, more than 60% of, respectively, the common stock and the combined voting power of the Voting Securities of the corporation acquiring substantially all of the assets of the Company in such Sale or Disposition in substantially the same proportions as immediately before such Sale or Disposition; or

(e)           An event that would constitute a “change of control” as defined in the Indenture dated December 23, 2003 by and between the Company and Wachovia Bank, National Association, as trustee.

Notwithstanding the foregoing, there shall not be a Change in Control if, in advance of such event, Executive agrees in writing that such event shall not constitute a Change in Control.

1.15         “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.16         “Committee” means the Compensation Committee of the Board.

1.17         “Common Stock” means the common stock, $ .001 par value, of the Company.

1.18         “Company” — see the recitals to this Agreement.

1.19         “Date of Termination” means the effective date of a Termination of Employment for any reason, including death or Disability, whether by either of the Company or by Executive.

1.20         “Disability” means a mental or physical condition which, in the opinion of the Board, renders Executive unable or incompetent to carry out, with reasonable accommodations, the material job responsibilities that Executive held or the material duties to which Executive was assigned at the time the incapacity was incurred, which has existed for at least ninety (90) consecutive days or one hundred twenty (120) days within any twelve consecutive month period, and which in the opinion of a physician mutually agreed upon by the Company and Executive (provided that neither party shall unreasonably withhold his agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of six months.

1.21         “Employment Period” — see Section 3.1.

1.22         “Equity Incentive Compensation” means Options or any other form of equity-based incentive compensation, including stock appreciation rights, restricted stock, restricted stock units or deferred stock, which is payable in the form of, or valued based upon, Common Stock.

1.23         “Exchange Act” means the Securities Exchange Act of 1934.

1.24         “Executive” — see the recitals to this Agreement.

1.25         “Fair Market Value” means, as of any date, (a) the average of the high and low prices of the Common Stock on such date reported on the Nasdaq Stock Market (or, if no sale of the Common Stock was reported for such date, on the next preceding date on which such a sale of such security was reported), (b) if the Common Stock is not listed on the Nasdaq Stock Market, but is listed on a national securities exchange, the average of the high and low prices of the Common Stock on such date reported by such exchange or, if (or, if no sale of the Common Stock was reported for such date, on the next preceding date on which such a sale of such security was reported), (c) if the Common Stock is not listed on the Nasdaq Stock Market or any national securities exchange, the average of the high bid and low asked quotations for the Common Stock on such date in the over-the-counter market (or, if no quotation of the Common Stock was reported for such date, on the next preceding date on which such a quotation of such security was reported), or (d) if there is no public market for the Common Stock, the fair market value of the Common Stock determined by the Committee in the good faith exercise of its discretion.

1.26         “Good Reason” means the occurrence of any one or more of the following events unless Executive specifically agrees in writing that such event shall not be Good Reason:

(a)           any material breach of this Agreement by the Company, including:

(i)            the failure of the Company to comply with the provisions of Articles II, III, IV, V or VI of this Agreement;

(ii)           any material adverse change in the status, responsibilities or perquisites of Executive;

(iii)          any failure to nominate or elect Executive as Chief Executive Officer of the Company or as Chairman of the Board;

(iv)          causing or requiring Executive to report to anyone other than the Board; or

(v)           assignment of duties materially inconsistent with his position and duties described in this Agreement;

provided, however, that no act or omission described in clauses (i) (except for a failure to comply with any of Sections 4.1 or 4.2), (ii) or (iv) of this subsection shall constitute Good Reason unless Executive gives the Company 10 days’ prior written notice of such act or omission and the Company fail to cure such act or omission within the 10-day period (except that Executive shall not be required to provide such notice in case of intentional acts or omissions by the Company or more than once in cases of repeated acts or omissions);

(b)           the failure of the Company to assign this Agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement;

(c)           any requirement following a Change of Control that Executive be principally based at any office or location more than 20 miles from the location of the office at which Executive was principally based immediately prior to the Change of Control; or

(d)           a Termination of Employment by Executive for any reason or no reason during the 60-day period commencing six months after a Change of Control.

Following a Change of Control, any reasonable, good-faith determination by Executive that any of the foregoing events has occurred and constitutes Good Reason shall be conclusive and binding for all purposes unless the Company establishes by clear and convincing evidence that Executive did not have a reasonable, good-faith basis for such a determination.

1.27         “Including” means including without limitation.

1.28         “Maximum Annual Bonus” — see Section 4.2.

1.29         “Maximum Annual Goals” — see Section 4.2.

1.30         “Notice of Consideration” — see Section 7.1(b).

1.31         “Notice of Non-Renewal” — see Section 3.2.

1.32         “Option” means an option to purchase shares of Common Stock.

1.33         “Option Term” — see Section 5.2(b).

1.34         “Parachute Value” of a Payment shall mean the present value as of the date of a change of control of the Company for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm under Section 6.7(b) for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

1.35         “Payment” shall mean, with respect to any change of control of the Company for purposes of Section 280G of the Code, any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

1.36         “Permitted Transferee” means the spouse of Executive, a lineal descendant of Executive or a spouse of a lineal descendant of Executive or a trust, limited partnership or other entity principally benefiting all or a portion of such individuals.

1.37         “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

1.38         “Prorata Annual Bonus” means (a) the product of the amount of the Target Annual Bonus to which Executive would have been entitled if he had been employed by the Company on the last day of the Year that includes the Date of Termination and if Executive had achieved his Target Annual Goals for such Year, multiplied by (b) a fraction of which the numerator is the numbers of days which have elapsed in such Year through the Date of Termination and the denominator is 365.

1.39         “Safe Harbor Amount” means 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

1.40         “Severance Payment” means the payment of a multiple of Executive’s Annualized Total Compensation pursuant to Section 7.3(b) or Section 7.4, as applicable.

1.41         “Severance Period”  means the interval of time between the Date of Termination and the expiration of the Employment Period, without giving effect to any Termination of Employment; provided that, for purposes of Section 7.3, the Severance Period shall in no event be less than three years if a Termination of Employment occurs within two years after a Change of Control.

1.42         “Subsidiary” means, with respect to any Person, (a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by such Person, and (b) any partnership in which such Person has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

1.43         “Target Annual Bonus” — see Section 4.2.

1.44         “Target Annual Goals” — see Section 4.2.

1.45         “Taxes” means the incremental United States federal, state and local income, employment, excise and other taxes payable by Executive with respect to any applicable item of income.

1.46         “Tax Gross-Up Payment” means an amount payable to Executive such that, after payment of Taxes on such amount, there remains a balance sufficient to pay the Taxes being reimbursed; provided, however, that for purposes determining the amount of the Tax Gross-Up Payments, Taxes shall not include any taxes, interest and penalties payable under Section 409A of the Code.

1.47         “Termination For Good Reason” means a Termination of Employment by Executive for a Good Reason, whether during or after the Employment Period.

1.48         “Termination of Employment” means a termination by the Company or by Executive of Executive’s employment by the Company.

1.49         “Termination Without Cause” means a Termination of Employment by the Company for any reason other than Cause or Executive’s death or Disability, whether during or after the Employment Period, including a Termination of Employment at the end of the Employment Period after the Company’s giving a Notice of Non-Renewal.

1.50         “Withholding Taxes” means any United States federal, state, local or foreign withholding Taxes and other deductions required to be paid in accordance with applicable law by reason of compensation received pursuant to this Agreement.

1.51         “Year” means a calendar year period ending on December 31.

ARTICLE II.
DUTIES

2.1           Duties.  The Company shall employ Executive during the Employment Period as its Chief Executive Officer, and Executive shall assume the authority, duties, and responsibilities as are commensurate and consistent with that position and title.  It is contemplated that, in connection with each annual meeting of shareholders of the Company during the Employment Period, the shareholders of the Company will reelect Executive to the Board, and that the Board will nominate, elect and appoint Executive as the Chairman of the Board during the Employment Period.  Executive shall report solely to the Board.  Executive shall be the most senior executive of the Company and shall, subject to the supervision of the Board, have broad discretion and authority to manage and direct the day-to-day affairs and operations of the Company, including the sole authority to direct the strategic direction of the Company and to hire and terminate any one or more employees of the Company.  All operating, staff, other executives, and divisions of the Company shall report solely to Executive, either directly to Executive or indirectly to Executive through subordinates of Executive who report to Executive.  During the Employment

Period, excluding any periods of disability, vacation, or sick leave to which Executive is entitled, Executive shall perform the duties properly assigned to him hereunder, shall devote substantially all of his business time, attention and effort to the affairs of the Company and shall use his reasonable best efforts to promote the interests of the Company.

2.2           Other Activities.  Executive may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments; provided that such activities do not individually or in the aggregate significantly interfere with the performance of his duties under this Agreement.

ARTICLE III.
EMPLOYMENT PERIOD

3.1           Employment Period.  Subject to Section 3.2 and the termination provisions hereinafter provided, the term of Executive’s employment under this Agreement (the “Employment Period”) shall begin on the Agreement Date and end on the Anniversary Date which is three years after such date.  The employment of Executive by the Company shall not be terminated other than in accordance with Article VII.  Executive may terminate his employment under this Agreement at any time.

3.2           Extensions of Employment Period.  Commencing on the first Anniversary Date, if on or before that date the Company has not delivered to Executive, and Executive has not delivered to the Company, a written notice that the Employment Period will not be extended (“Notice of Non-Renewal”), the Employment Period will be automatically extended each day by one day, until a date which is two years following the first date, if any, on which the Company delivers to Executive or Executive delivers to the Company, as the case may be, a Notice of Non-Renewal.

ARTICLE IV.
COMPENSATION

4.1           Base Salary.  The Company shall pay Executive in accordance with its normal payroll practices (but not less frequently than monthly) an annual salary at a rate of $1,401,808 per year (“Base Salary”).  During the Employment Period, the Base Salary shall be reviewed at least annually by the Board after consultation with Executive and may from time to time be increased as determined by the Board.  Effective as of the date of any such increase, Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement and may not thereafter be reduced.  Any increase in Base Salary shall not limit or reduce any other obligation of the Company to Executive under this Agreement.

4.2           Annual Bonus.

(a)            The Company shall pay to Executive an annual cash bonus (“Annual Bonus”) in accordance with the terms hereof and the terms of the Company’s annual incentive plan for executive officers, as amended from time to time (the “Annual Incentive Plan”) for each Year which begins during the Employment Period.

(b)           If Executive achieves his target performance goals (the “Target Annual Goals”), as determined by the Committee on an annual basis after consulting with Executive, such Annual Bonus shall be not less than 100% of Executive’s Base Salary (the “Target Annual Bonus”).  If Executive achieves his maximum performance goals (“Maximum Annual Goals”), as determined by the Committee on an annual basis after consulting with Executive, such Annual Bonus shall be not less than 200% of Executive’s Base Salary (the “Maximum Annual Bonus”).

(c)            Notwithstanding any provision in Section 4.2(b) to the contrary, the amount of the Annual Bonus payable to Executive shall be subject to the terms and conditions set forth in the Annual Incentive Plan, which provides that the Committee shall have full and complete discretion to determine whether to authorize the payment of an Annual Bonus and, if so, the amount of the Annual Bonus payable to Executive for a Year.

(d)           In the event that the Committee determines that an Annual Bonus is payable to Executive for a year, the Company shall pay the entire Annual Bonus that is payable with respect to a Year in a lump-sum cash payment within 90 days after the end of the Year.

ARTICLE V.
STOCK GRANTS

5.1           Equity Incentive Compensation Grants.  The Committee may at any time in its discretion consider Executive for possible future annual or other grants of Options or other forms of Equity Incentive Compensation and, commencing in the Year 2006, shall at least once during each Year consider Executive for a grant of Equity Incentive Compensation.

5.2           Terms and Conditions of Options.  Each Option granted to Executive:

(a)          shall become fully vested and exercisable in whole or in any part, upon the death or Disability of Executive, a Termination Without Cause, a Termination for Good Reason, or a Change of Control;

(b)          shall have a term (the “Option Term”) of at least 10 years (but not more than 5 years if the Option is intended to be an incentive stock option described in Code Section 422 and Executive owns stock of the Company possessing more than 10 percent of the total combined voting power of all classes of stock of the Company at the time the Option is granted);

(c)          may be exercised after the Date of Termination to the extent such Option was exercisable on such date (after giving effect to any acceleration of exercisability by reason of the Termination of Employment) at any time or from time to time during the one-year period commencing on the Date of Termination, but not after the expiration of the applicable Option Term, provided that in the event of a Termination of Employment by the Company for Cause, the Option shall be immediately forfeited and shall not be exercisable at any time after such Termination of Employment for Cause;

(d)          shall not be transferable by Executive during his lifetime except to a Permitted Transferee;

(e)          shall be cancelled in the event of a merger or consolidation pursuant to the terms of which cash is to be paid for each share of Common Stock then outstanding, such cancellation to be effective immediately before the consummation of such merger or consolidation, subject to the immediate payment by the Company of a cash amount to Executive equal to the Option Spread (as defined below).  The “Option Spread” applicable to an Option shall equal the product of the number of shares of Common Stock subject to such Option multiplied by the positive difference, if any, between the cash amount to be paid for each share of Common Stock in such merger or consolidation and the exercise price of such Option; and

(f)           in other respects be on terms and conditions that are no less favorable to Executive than the terms and conditions applicable to Options granted at or about the same time to other senior executives of the Company.

5.3           Manner of Exercise of Options.  Any Option or any part thereof shall be exercised by Executive, his Permitted Transferee or, if after his death, a Beneficiary by a written notice to the Company stating the number of shares of Common Stock with respect to which the Option is being exercised and the form of payment of the exercise price of the Option and any related Withholding Taxes.  Such payment may be made in any one or more of the following forms:

(a)          cash,

(b)          previously-owned shares of Common Stock (which, if acquired from the Company or an Affiliate, shall have been held by Executive for at least six months) valued at their Fair Market Value on the date of exercise, or

(c)          pursuant to a so-called “cashless exercise” arrangement through a broker-dealer to whom Executive, a Permitted Transferee or a Beneficiary, as applicable, has submitted an irrevocable notice of exercise which includes instructions to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay such exercise price or Withholding Taxes, as applicable.

The Company shall deliver the purchased shares of Common Stock promptly after its receipt of notice of exercise and payment.  The Company shall use its reasonable best efforts to cause all shares of Common Stock issued upon the exercise of Options to be registered or qualified under all applicable securities laws so that all such shares of Common Stock shall be unrestricted and freely transferable.

5.4           Adjustment of Options.  If any dividend is declared on the Common Stock which is payable in Common Stock, the number of shares of Common Stock to which any Option is subject shall be multiplied by (and the exercise price of such Option shall be divided by) the sum of the number 1.0 plus the number of shares of Common Stock (including any fraction thereof) payable as a dividend on each share of Common Stock.  In the event of any change in the number or kind of outstanding shares of Common Stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the Common Stock

(other than a dividend payable in Common Stock), the Company shall make an appropriate adjustment in the number of shares of Common Stock and exercise price applicable to each Option so that, after such adjustment, the Option shall represent a right to receive, upon payment of the same aggregate exercise price as in effect immediately before such adjustment, the same consideration (or if such consideration is not available, other consideration of the same value) that Executive would have received in connection with such recapitalization, reorganization, merger, consolidation, stock split or any similar change if he had owned on the applicable record date a number of shares of Common Stock equal to the number of shares of Common Stock subject to such Option prior to such adjustment.

ARTICLE VI.
OTHER BENEFITS

6.1           Incentive, Savings and Retirement Plans.  In addition to Base Salary and an Annual Bonus, Executive shall be entitled to participate during the Employment Period in all incentive, savings and retirement plans, practices, policies and programs that are from time to time applicable to other senior executives of the Company.

6.2           Welfare Benefits.  During the Employment Period, Executive and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including medical, prescription, dental, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) applicable to other senior executives of the Company.  In addition, in the event Executive and/or his covered dependents lose coverage under the Company’s group health plan due to Executive’s Termination Without Cause, Termination for Good Reason, death or Disability, the Company shall offer Executive and his covered dependents the opportunity to continue group health coverage under the Company’s group health plan as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the Company shall pay the full cost of such coverage for the entire period during which the Executive and/or his covered dependents are entitled to receive such group health coverage under COBRA.  The Company shall pay the applicable premiums based on the type or level of group health coverage in effect for Executive and his covered dependents immediately prior to Executive’s Termination of Employment.

6.3           Fringe Benefits.  During the Employment Period, Executive shall be entitled to all fringe benefits that are from time to time available to other senior executives of the Company.

6.4           Vacation.  During the Employment Period, Executive shall be entitled to paid vacation time in accordance with the plans, practices, policies, and programs applicable to other senior executives of the Company, but in no event shall such vacation time be less than five (5) weeks per calendar year.

6.5           Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred by Executive upon the receipt by either of the Company of accounting in accordance with practices, policies and procedures applicable to other senior executives of the Company.

6.6           Office; Support Staff.  During the Employment Period, Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, appropriate to his position and duties under this Agreement.

6.7           Tax Gross-Up Payment.

(a)          Anything in this Agreement to the contrary notwithstanding and except as set forth below and in Section 6.8, in the event it shall be determined that any Payment would be subject to the excise tax imposed under Section 4999 of the Code, then Executive shall be entitled to receive a Tax Gross Up Payment with respect to all such excise taxes.  Notwithstanding the foregoing provisions of this Section 6.7, if the Parachute Value of all Payments does not exceed one hundred and ten percent (110%) of the Safe Harbor Amount, then except as provided below, no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement, other than amounts or benefits provided to Executive under Article V of this Agreement (pertaining to Equity Incentive Compensation) (the “Subject Payments”), shall be reduced (but not below zero) so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount.  The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 7.3(b) or 7.4(a), as applicable, unless an alternative method of reduction is elected by Executive, and in any event shall be made in such a manner as to maximize the economic present value of all Payments actually made to Executive.  For purposes of reducing the Payments to the Safe Harbor Amount, only the Subject Payments shall be reduced.  If the reduction of the Subject Payments would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 6.7(a), and the Tax Gross-Up Payment shall be made to Executive.  The Company’s obligation to make the Tax Gross-Up Payments under this Section 6.7 shall not be conditioned upon Executive’s Termination of Employment.

(b)          All determinations required to be made under this Section 6.7, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm as may be designated by Executive (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Committee and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by the Committee.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Tax Gross-Up Payment, as determined pursuant to this Section 6.7, shall be paid by the Company to Executive within five (5) business days of the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Tax Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder.  In the event the Executive is required to make a payment of any excise tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

Notwithstanding any other provision of this Section 6.7, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Tax Gross-Up Payment, and Executive hereby consents to such withholding.

6.8           Limitation on Change of Control Payments.  Anything in this Agreement to the contrary notwithstanding, if the Committee determines upon a Change of Control that the Net Aggregate Change of Control Payments exceeds 10% of the Company’s Market Capitalization, each of the Change of Control Payments payable to the Executive shall be reduced by the percentage obtained by dividing (i) the Excess Change of Control Payments by (ii) the Gross Aggregate Change of Control Payments.  If the Change of Control payments are reduced pursuant to the preceding sentence and if after such reduction any amounts that were previously not tax deductible by the Company become tax deductible such that the Net Aggregate Change of Control Payments (after taking into account the reductions in the Change of Control Payments determined in the preceding sentence) is less than 10% of the Company’s Market Capitalization, the percentage determined in the preceding sentence will be successively recomputed to proportionately increase the amount of each Change of Control Payment until the Net Aggregate Change of Control Payments (after taking into account any adjustments to the Change of Control Payments required by this sentence) equals 10% of the Company’s Market Capitalization.  Any provision in this Section 6.8 to the contrary notwithstanding, if the foregoing provisions of this Section 6.8 would otherwise cause the amount of the Severance Payment payable to the Executive pursuant to Section 7.3(b) and 7.4 to be reduced to an amount that is less than the sum of the Executive’s Base Salary and Target Annual Bonus, the amount of the Severance Payment, if any, payable to the Executive pursuant to Section 7.3(b) and 7.4 shall equal an amount that is not less than the sum of the Executive’s Base Salary and Target Annual Bonus and there will be no further adjustment to the amount of Change of Control Payments made to any other Affected Executive to reflect any such increase in the Executive’s Severance Payment.

The following definitions shall apply for purposes of this Section 6.8:

(a)           “Affected Executive” means an executive officer of the Company who has an employment agreement with the Company that contains a limitation on Change of Control Payments that is substantially similar to the limitations set forth in this Section 6.8.

(b)           “Applicable Tax Laws” means the federal, state and local income tax laws applicable to the Company that have been enacted on or prior to the date the Change of Control occurs.  The term Applicable Tax Laws includes any changes in applicable tax rates and/or any other changes affecting the amount of the tax deduction to which the Company may be entitled with respect to any Change or Control Payment that are scheduled to become effective in subsequent tax years if such changes were enacted on or before the date a Change of Control occurs.  Applicable Tax Laws do not include any changes in applicable federal, state or local income tax laws that are enacted after the date a Change of Control occurs.

(c)           “Change of Control Payment” means any of the following payments or benefits to which to the Executive (or any Affected Executive) may become entitled on or after a Change of Control:

(i)           Any Severance Payments payable to the Executive pursuant to Section 7.3(b) or 7.4 (and any severance payments payable to an Affected Executive pursuant to the corresponding provisions of each respective Affected Executive’s employment agreement);

(ii)          Any Prorata Annual Bonus payable to the Executive pursuant to Section 7.2, 7.3(a) or 7.4 (and any prorata annual bonus payable to an Affected Executive pursuant to the corresponding provisions of each respective Affected Executive’s employment agreement);

(iii)         The value of Equity Incentive Compensation that vests or becomes exercisable upon on the occurrence of the Change of Control or upon termination of employment following a Change of Control.  For this purpose, the value of a stock option shall equal the Option Spread (as defined in Section 5.2(e)) and the value of any other form of Equity Incentive Compensation shall equal the value of the stock underlying such other Equity Incentive Compensation at the time the Change of Control occurs;

(iv)        The continuation of any benefits provided pursuant to Section 7.3(d) (or pursuant to the corresponding provisions of each respective Affected Executive’s employment agreement) after the termination of the Executive’s (or the Affected Executive’s) employment;

(v)         The cash payment made pursuant to Section 7.3(c) (or pursuant to the corresponding provision of each respective Affected Executive’s employment agreement) with respect to unvested benefits under any plan or program which is sponsored by the Company and which is forfeited due to the termination of the Executive’s (or the Affected Executive’s) employment on or after the Change of Control;

(vi)        The Tax Gross-Up Payment made pursuant to Section 6.8 (or pursuant to the corresponding provisions of each respective Affected Executive’s employment agreement); and

(vii)       Any other benefit or payment of compensation that would not have been provided or paid to the Executive (or to the Affected Executive) had there not been a Change of Control.

(d)           “Excess Change of Control Payments” means the amount by which the Net Aggregate Change of Control Payments (determined without regard to any adjustment to the Change of Control Payments required by this Section 6.8) exceed the Company’s Market Capitalization.

(e)           “Gross Aggregate Change of Control Payments” means the sum of (i) the present value of the Change of Control Payments payable to the Executive determined as if the Executive had a Termination Without Cause immediately following a Change of Control, plus (ii) the present value of the Change of Control Payments payable to each other Affected Executive determined as if each Affected Executive had a termination of employment without cause (as defined in the respective Affected Executive’s employment agreement) immediately following a Change of Control.  The discount rate used to determine the present value of any Change of Control Payment under Section 6.8(c) will be the applicable federal rate in effect under Section 1274(d) of the Code as of the date on which a Change of Control occurs.

(f)            “Market Capitalization” means total market capitalization of the Company upon the occurrence of a Change of Control, as reflected by the amount of cash and the fair market value of any property received by the Company or its shareholders in the transaction that constitutes the Change of Control.

(g)           “Net Aggregate Change of Control Payments” means the Gross Aggregate Change of Control Payments reduced by the estimated net present value of the amount, if any, by which the Company’s federal, state and local income taxes are expected to be reduced due to the deductibility of the Change of Control Payments under Applicable Tax Laws.  The amount by which the Company’s taxes are expected to be reduced by reason of the tax deductibility of any Change of Control Payment for the taxable year in which the Change of Control occurs or any subsequent taxable year shall be determined based on the Applicable Tax Laws in effect for such taxable year.  Net Aggregate Change of Control Payments shall be determined both with and without regard to the adjustments to Change of Control Payments required under this Section 6.8, as applicable.  The discount rate used to determine the present value of any tax deduction under this Section 6.8(g) will be the applicable federal rate in effect under Section 1274(d) of the Code as of the date on which a Change of Control occurs.

6.9           Leased Automobile.  During the Employment Period, Executive shall be entitled to a Company-provided leased automobile for personal use, the make and model of which be comparable to the Company-provided leased automobile in Executive’s possession on the Agreement Date.  Throughout the Employment Period, all expenses for routine maintenance, repair and insurance, Executive’s rights and obligations regarding replacement leased automobiles and the tax treatment of the automobile as a fringe benefit to Executive shall be governed by the Company’s standard practices, policies and procedures in effect from time to time.

ARTICLE VII.
TERMINATION BENEFITS

7.1           Termination for Cause or Other Than for Good Reason, etc.

(a)          If the Company terminates Executive’s employment for Cause or Executive terminates his employment other than for Good Reason, death or Disability, the Company shall pay to Executive immediately after the Date of Termination an amount equal to the sum of Executive’s Accrued Base Salary and Accrued Annual Bonus, and Executive shall not be entitled to receive any Severance Payment.

(b)          The Company may not terminate Executive’s employment for Cause unless:

(i)           no fewer than 30 days prior to the Date of Termination, the Company provides Executive with written notice (the “Notice of Consideration”) of its intent to consider termination of Executive’s employment for Cause, including a detailed description of the specific reasons which form the basis for such consideration;

(ii)          for a period of not less than 30 days after the date Notice of Consideration is provided, Executive shall have the opportunity to appear before the Board, with or without legal representation, at Executive’s election, to present arguments and evidence on his own behalf; and

(iii)         following the presentation to the Board as provided in (ii) above or Executive’s failure to appear before the Board at a date and time specified in the Notice of Consideration (which date shall not be less than 30 days after the date the Notice of Consideration is provided), Executive may be terminated for Cause only if (x) the Board, by the affirmative vote of at least 75% of its members (excluding Executive if he is a member of the Board, and any other member of the Board reasonably believed by the Board to be involved in the events leading the Board to terminate Executive for Cause), determines that the actions or inactions of Executive specified in the Notice of Consideration occurred, that such actions or inactions constitute Cause, and that Executive’s employment should accordingly be terminated for Cause; and (y) the Board provides Executive with a written determination (a “Notice of Termination for Cause”) setting forth in specific detail the basis of such Termination of Employment, which Notice of Termination for Cause shall be consistent with the reasons set forth in the Notice of Consideration.

Unless the Company establishes both (i) its full compliance with the substantive and procedural requirements of this Section 7.1 prior to a Termination of Employment for Cause, and (ii) that Executive’s action or inaction specified in the Notice of Termination for Cause did occur and constituted Cause, any Termination of Employment shall be deemed a Termination Without Cause for all purposes of this Agreement.

(c)          After providing a Notice of Consideration pursuant to the provisions of Section 7.1(b), the Board may, by the affirmative vote of at least 75% of its members (excluding for this purpose Executive if he is a member of the Board, and any other member of the Board reasonably believed by the Board to be involved in the events leading the Board to issue the Notice of Consideration), suspend Executive with pay until a final determination pursuant to such Section 7.1(b) has been made and any such suspension of Executive’s employment with pay shall not, in and of itself constitute a Good Reason.

7.2           Termination for Death or Disability.  Subject to Section 7.6, if Executive’s employment terminates during the Employment Period due to his death or if the Company terminates Executive’s employment during the Employment Period due to Disability, the Company shall pay to Executive or his Beneficiaries, as the case may be, immediately after the Date of Termination an amount which is equal to the sum of Executive’s Accrued Base Salary, Accrued Annual Bonus and Prorata Annual Bonus.

7.3           Termination Without Cause or for Good Reason.  In the event of a Termination Without Cause or a Termination for Good Reason (whether during or after the Employment Period), Executive shall receive the following:

(a)          immediately after the Date of Termination, a lump-sum amount in immediately available funds equal to the sum of Executive’s Accrued Base Salary, Accrued Annual Bonus and Prorata Annual Bonus;

(b)          subject to Section 7.6, a Severance Payment in an amount equal to the product of (x) the number of whole and fractional years included in the Severance Period multiplied by (y) Executive’s Annualized Total Compensation payable immediately after the Date of Termination in a lump-sum amount in immediately available funds; provided, however, if Executive violates any applicable restrictive covenant to the Company in this Agreement or otherwise, Executive shall have no right to receive, and the Company shall have no obligation to make, the payment described in this Section 7.3(b) and Executive shall repay to the Company the amount of any Severance Payment previously paid to the Executive pursuant to this Section 7.3(b);

(c)          subject to Section 7.6, immediately after the Date of Termination, a lump-sum amount in immediately available funds equal to the total amount (if any) of Executive’s unvested benefits under any plan or program sponsored by the Company which is forfeited on account of Executive’s employment being terminated;

(d)          subject to Section 7.6, a lump-sum amount, in immediately available funds, equal to the after-tax economic equivalent of the benefits specified in Section 6.1 to which Executive would have been entitled if the employment of Executive had continued until the end of the Severance Period;

(e)          the continuation of the benefits specified in Sections 6.2 and 6.3 to which Executive is entitled as of the Date of Termination for the entire duration of the Severance Period; and

(f)           immediately after the Date of Termination, a lump-sum amount in immediately available funds of any amount then payable to Executive pursuant to Section 6.7.

7.4           Termination After a Change of Control.  If a Termination Without Cause or a Termination for Good Reason occurs within two years after a Change of Control, then Executive shall receive the payments required by Section 7.3, except as follows:

(a)          for purposes of Section 7.3(b), the amount of Executive’s Severance Payment shall equal the product of (i) three (3.0) multiplied by (ii) Executive’s Annualized Total Compensation (as modified by Section 7.4(b) below); and

(b)          in determining Executive’s Prorata Annual Bonus for purposes of Section 7.3(a) and in determining the amount of Executive’s Severance Payment under Section 7.4(a), the amount of Executive’s Annualized Total Compensation shall equal the sum of his Base Salary as of the Date of Termination plus his Maximum Annual Bonus for the Year that includes such date.

7.5           Other Termination Benefits.  In addition to any amounts or benefits payable upon a Termination of Employment hereunder, Executive shall, except as otherwise specifically provided herein, be entitled to any payments or benefits provided hereunder or under the terms of any plan, policy or program of the Company or as otherwise required by applicable law.

7.6           Deferral of Payments Necessary to Avoid Taxation Under Code Section 409A.  The parties acknowledge that Section 409A of the Code (“Section 409A”) imposes excise taxes and other penalties (“409A Penalties”) on deferred compensation (as defined in Section 409A) that does not meet certain requirements.  The parties agree that it is not intended that 409A Penalties apply to any payment or the provision of any benefit hereunder, and accordingly, the provisions of this Agreement shall be interpreted in a manner consistent with the requirements of Section 409A and the final regulations promulgated thereunder.

Without limiting the generality of the foregoing, if at the time of Executive’s Termination of Employment, which shall be construed for purposes of this Agreement to mean separation from service within the meaning of Section 409A, (i) the equity securities of the Company (or any other corporation required to be aggregated with the Company pursuant to Section 414(b) or (c) of the Code) are publicly traded on an established securities market (within the meaning of Section 409A(a)(2)(B)(i) of the Code and the final regulations promulgated thereunder) and (ii) Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code and the final regulations promulgated thereunder), any payment or benefit that is considered to be deferred compensation for purposes of Section 409A and the regulations promulgated thereunder that is payable or provided to or on behalf of Executive on account of Executive’s Termination of Employment for reasons other than death shall be delayed or postponed until the date that is six months after Executive’s Date of Termination.

7.7           Execution of Release.  As a condition of receiving the compensation and benefits (other than Accrued Base Salary and Accrued Annual Bonus) described in Sections 6.2, 6.7, 7.2, 7.3 or 7.4, Executive (or in the event of Executive’s death, the executor of Executive’s estate or her personal representative) shall execute, no later than fifty (50) days after the event that gives rise to the right to receive the compensation and benefits described in Sections 6.2, 6.7, 7.2, 7.3 or 7.4, as applicable, a release of any and all claims against the Company arising out of Executive’s employment with the Company or Executive’s separation from such employment (including, without limitation, claims relating to age, disability, sex or race discrimination to the extent permitted by law), excepting (i) claims for benefits under any employee benefit plan in accordance with the terms of such employee benefit plan, (ii) claims based on breach of the Company’s obligations to pay the compensation and benefits described in Sections 6.2, 6.7, 7.2, 7.3 or 7.4 of this Employment Agreement, (iii) claims arising under the Age Discrimination in Employment Act after the date Executive signs such release, and (iv) any right to indemnification by the Company or to coverage under directors and officers liability insurance to which Executive is otherwise entitled in accordance with the Company’s articles of incorporation or by-laws or other agreement between Executive and the Company.  Such release shall be in a form tendered by the Company which shall comply with any applicable legislation or judicial requirements, including, but not limited to, the Older Workers Benefit Protection Act, and shall be substantially in the form of release attached as Attachment A.

ARTICLE VIII.
RESTRICTIVE COVENANTS

8.1           Non-Solicitation of Employees; Confidentiality; Non-Competition.

(a)          Executive covenants and agrees that, at no time during the Employment Period through the date of Termination nor during the one-year period immediately following a Termination of Employment shall Executive:

(i)           directly or indirectly employ or seek to employ any person employed at that time by the Company or any of its Subsidiaries or otherwise encourage or entice any such person to leave such employment;

(ii)          perform, or agree to perform, personal services (whether as an employee, consultant or otherwise) for any Competitor (as defined Section 8.1(b)), which services are performed or agreed to be performed within any television broadcast market in which the Company then owns or operates any television broadcast properties (or, with respect to periods following Executive’s Termination of Employment, in which the Company owned or operated any television broadcast properties at the time of Executive’s Termination of Employment);

(iii)         acquire an ownership interest in a Competitor, or

(iv)         solicit any customers or vendors of the Company on behalf of or for the benefit of a Competitor.

(b)          For purposes of this Section, “Competitor” means any Person which owns and operates any television broadcast properties in any television broadcast market in which the Company or any Subsidiary owns television broadcast properties as of the time in question and as of the Date of Termination.

(c)          Executive covenants and agrees that at no time during the Employment Period nor at any time following any Termination of Employment will Executive use, communicate, furnish, divulge or disclose in any manner to any Person any Confidential Information (as defined in Section 8.1(d)) without the prior express written consent of the Company.  After a Termination of Employment, Executive shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge such Confidential Information to anyone other than the Company and its designees.

(d)          For purposes of this Section, “Confidential Information” shall mean financial information about the Company, contract terms with vendors and suppliers, customer and supplier lists and data, trade secrets and such other competitively-sensitive information to which Executive has access as a result of his positions with the Company, except that Confidential Information shall not include any information which was or becomes generally available to the public (i) other than as a result of a wrongful disclosure by Executive, (ii) as a result of disclosure by Executive during the Employment Period which he reasonably and in good faith believes is required by the performance of his duties under this Agreement, or (iii) any information compelled to be disclosed by applicable law or administrative regulation; provided that Executive, to the extent not prohibited from doing so by applicable law or administrative regulation, shall give the Company written notice of the information to be so disclosed pursuant to clause (iii) of this sentence as far in advance of its disclosure as is practicable.

8.2           Injunction.  Executive acknowledges that monetary damages will not be an adequate remedy for the Company in the event of a breach of this Article VIII, and that it would be impossible for the Company to measure damages in the event of such a breach.  Therefore, Executive agrees that, in addition to other rights that the Company may have, the Company is entitled to an injunction preventing Executive from any breach of this Article VIII.

ARTICLE IX.
MISCELLANEOUS

9.1           Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.  In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as result of Executive’s employment by another employer, except that any continued welfare benefits provided for by Sections 6.2 shall not duplicate any benefits that are provided to Executive and his family by such other employer and shall be secondary to any coverage provided by such other employer.

9.2           Legal Fees; Late Payments.

(a)          If Executive incurs legal or other fees and expenses in an effort to secure, preserve or establish entitlement to compensation and benefits under this Agreement, the Company shall, regardless of the outcome of such effort, reimburse Executive for such fees and expenses and shall pay Executive a Tax Gross-Up Payment in respect of the Taxes incurred by Executive with respect to such reimbursement of fees and expenses.  The Company shall reimburse Executive for such fees and expenses on a monthly basis within 10 days after his request for reimbursement accompanied by evidence that the fees and expenses were incurred.  However, notwithstanding the foregoing provisions of this Section 9.2(a), if Executive does not prevail (after exhaustion of all available judicial remedies) in respect of a claim by Executive or by the Company hereunder, and the Company establishes before a court of competent jurisdiction, by clear and convincing evidence, that Executive had no reasonable basis for his claim hereunder, or for his response to the Company’s claim hereunder, and acted in bad faith, no further reimbursement for legal fees and expenses shall be due to Executive in respect of such claim and Executive shall refund any amounts previously reimbursed hereunder with respect to such claim.

(b)          If the Company fails to pay any amount provided under this Agreement when due, the Company shall pay interest on such amount at a rate equal 200 basis points plus the prime rate of interest published in the Wall Street Journal on the date such amount is due or, if no such rate shall be published on such date, the immediately prior date on which such rate is published; provided, however, that if the interest rate determined in accordance with this Section exceeds the highest legally-permissible interest rate, then the interest rate shall the highest legally-permissible interest rate.

9.3           Beneficiary.  If Executive dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement, such amounts shall be paid to one or more beneficiaries (each, a “Beneficiary”) designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive’s estate.  Such payments shall be made in a lump-sum to the extent so payable and, to the extent not payable in a lump-sum, in accordance with the terms of this Agreement.  Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by a submitting to the Company a new designation in writing.

9.4           Assignment; Successors.  The Company may not assign its rights and obligations under this Agreement without the prior written consent of Executive except to a successor of the Company’s business which expressly assumes the Company’s obligations hereunder in writing.  This Agreement shall be binding upon and inure to the benefit of Executive, his estate and Beneficiaries, the Company and the successors and permitted assigns of the Company.

9.5           Nonalienation.  Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive or a Beneficiary, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

9.6           Severability.  If one or more parts of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any part of this Agreement not declared to be unlawful or invalid.  Any part so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

9.7           Captions.  The names of the Articles and Sections of this Agreement are for convenience of reference only and do not constitute a part hereof.

9.8           Amendment; Waiver.  This Agreement shall not be amended or modified except by written instrument executed by the Company and Executive.  A waiver of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof.

9.9           Notices.  All notices hereunder shall be in writing and delivered by hand, by nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to:	Young Broadcasting Inc.
599 Lexington Avenue
New York, New York 10022

with a copy to:	Robert L. Winikoff, Esquire
Sonnenschein Nath & Rosenthal
1221 Avenue of the Americas, 24th Floor
New York, New York, 10020

If to Executive, to:	Vincent J Young
2 Meadowbrook Road
Katonah, New York 10536

Either party may from time to time designate a new address by notice given in accordance with this Section.  Notice shall be effective when actually received by the addressee.

9.10         Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

9.11         Entire Agreement.  This Agreement forms the entire agreement between the parties hereto with respect to the subject matter contained in this Agreement and, except as otherwise provided herein, shall supersede all prior agreements (including, without limitation, the employment agreement between the Company and the Executive dated as of August 1, 1998), promises and representations regarding employment, compensation, severance or other payments contingent upon termination of employment, whether in writing or otherwise.

9.12         Applicable Law.  This Agreement shall be interpreted and construed in accordance with the laws of the State of New York, without regard to its choice of law principles.

9.13         Survival of Executive’s Rights.  All of Executive’s rights hereunder, including his rights to compensation and benefits, and his obligations under Section 8.1 hereof, shall survive the termination of Executive’s employment and/or the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

YOUNG BROADCASTING INC.

By:

Its:

EXECUTIVE:

Vincent J. Young

ATTACHMENT A

WAIVER AND RELEASE

This is a Waiver and Release (“Release”) between Vincent J. Young (“Executive”) and Young Broadcasting Inc. (the “Company”).  The Company and the Executive agree that they have entered into this Release voluntarily, and that it is intended to be a legally binding commitment between them.

In consideration for and contingent upon the Executive’s right to receive the benefits described in the Employment Agreement between the Company and the Executive (the “Employment Agreement”) and this Release, Executive hereby agrees as follows:

(a)           General Waiver and Release.  Except as provided in Paragraph (e) below, Executive and any person acting through or under the Executive hereby release, waive and forever discharge the Company, its past and present subsidiaries and affiliates, and their respective successors and assigns, and their respective past and present officers, trustees, directors, shareholders, executives and agents of each of them, from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys’ fees and expenses), whether known or unknown, absolute, contingent or otherwise (each, a “Claim”), arising or which could have arisen up to and including the date of his execution of this Release, including without limitation those arising out of or relating to Executive’s employment or cessation and termination of employment, or any other written or oral agreement, any change in Executive’s employment status, any benefits or compensation, any tortious injury, breach of contract, wrongful discharge (including any Claim for constructive discharge), infliction of emotional distress, slander, libel or defamation of character, and any Claims arising under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, or any other federal, state or local statute, law, ordinance, regulation, rule or executive order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by Executive against the Company or its subsidiaries and affiliates in any legal, administrative or other proceeding.  Executive agrees that if any action is brought in his name before any court or administrative body, Executive will not accept any payment of monies in connection therewith.

(b)           Miscellaneous.  Executive agrees that Sections 6.2, 6.7, 7.2, 7.3 and 7.4 of the Employment Agreement (which Sections are specifically incorporated herein by reference) specifies payment from the Company to himself, the total of which meets or exceeds any and all funds due him or her by the Company, and that he will not seek to obtain any additional funds from the Company with the exception of non-reimbursed business expenses.  (This covenant does not preclude the Executive from seeking workers compensation, unemployment compensation, or benefit payments from Company’s insurance carriers that could be due him.)

(c)           Non-Solicitation, Confidentiality and Non-Solicitation Covenants.  Executive warrants that Executive has, and will continue to comply fully with Section 8.1 of the Employment Agreement.

(d)           THE COMPANY AND THE EXECUTIVE AGREE THAT THE BENEFITS DESCRIBED IN THE EMPLOYMENT AGREEMENT AS SUBJECT TO EXECUTIVE’S (OR HIS ESTATE’S) COMPLIANCE WITH SECTION 7.7 THEREOF ARE CONTINGENT UPON THE EXECUTIVE SIGNING THIS RELEASE.  THE EXECUTIVE FURTHER UNDERSTANDS AND AGREES THAT IN SIGNING THIS RELEASE, EXECUTIVE IS RELEASING POTENTIAL LEGAL CLAIMS AGAINST THE COMPANY.  THE EXECUTIVE UNDERSTANDS AND AGREES THAT IF HE DECIDES NOT TO SIGN THIS RELEASE, OR IF HE REVOKES THIS RELEASE, THAT HE

WILL IMMEDIATELY REFUND TO THE COMPANY ANY AND ALL SEVERANCE PAYMENTS AND OTHER BENEFITS HE MAY HAVE ALREADY RECEIVED.

(e)           The waiver contained in Paragraph (a) and (b) above does not apply to:

(i)            Any claims for benefits under employee benefit plans in accordance with the terms of the applicable employee benefit plan,

(ii)           Any Claim under or based on a breach of the Company’s obligations to pay the compensation and benefits described in Sections 6.2, 6.7, 7.2, 7.3 or 7.4 of this Employment Agreement,

(iii)          Rights or Claims that may arise under the Age Discrimination in Employment Act after the date that Executive signs this Release,

(iv)          Any right to indemnification by the Company or to coverage under directors and officers liability insurance to which Executive is otherwise entitled in accordance with the Company’s articles of incorporation or by-laws or other agreement between the Executive and the Company.

(f)            EXECUTIVE ACKNOWLEDGES THAT HE HAS READ AND IS VOLUNTARILY SIGNING THIS RELEASE.  EXECUTIVE ALSO ACKNOWLEDGES THAT HE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY, HE HAS BEEN GIVEN AT LEAST 21 DAYS TO CONSIDER THIS RELEASE BEFORE THE DEADLINE FOR SIGNING IT, AND HE UNDERSTANDS THAT HE MAY REVOKE THE RELEASE WITHIN SEVEN (7) DAYS AFTER SIGNING IT.  IF NOT REVOKED WITHIN SUCH PERIOD, THIS RELEASE WILL BECOME EFFECTIVE ON THE EIGHTH (8) DAY AFTER IT IS SIGNED BY EXECUTIVE.

BY SIGNING BELOW, BOTH THE COMPANY AND EXECUTIVE AGREE THAT THEY UNDERSTAND AND ACCEPT EACH PART OF THIS RELEASE.

Vincent J. Young	DATE

YOUNG BROADCASTING INC.

By:
DATE